EXHIBIT 4.10

SCHEDULE

to the

ISDA MASTER AGREEMENT

(1992 Multicurrency-Cross Border)

dated as of September 19, 2006

between

BANK OF AMERICA, N.A., a national banking association
organized under the laws of the United States
(“Party A”)

and

CNH EQUIPMENT TRUST 2006-B, a statutory trust

organized under the laws of Delaware

(“Party B”)

Part 1. Definitions

Capitalized terms used herein and not otherwise defined shall have the meaning specified in that certain Indenture, dated as of September 1, 2006 (the “Indenture”), between CNH Equipment Trust 2006-B, as Issuer, and, JPMorgan Chase Bank N.A., as indenture trustee (“Indenture Trustee”).

Termination Provisions

In this Agreement:-

(a)                                  “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),                                                           Not Applicable

Section 5(a)(vi),                                                        Not Applicable

Section 5(a)(vii),                                                     Not Applicable

Section 5(b)(iv),                                                       Not Applicable

in relation to Party B for the purpose of:

Section 5(a)(v),                                                           Not Applicable

Section 5(a)(vi),                                                        Not Applicable

Section 5(a)(vii),                                                     Not Applicable

Section 5(b)(iv),                                                       Not Applicable

(b)                                 “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)                                  The Events of Default specified under Sections 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v) and 5(a)(vi) of the Agreement will not apply to Party A or to Party B.  The provisions of Section 5(a)(vii) paragraph 2 will not be applicable as an Event of Default to the extent such event relates to nonpayment of indebtedness other than that of the Class A-4 Notes.

(d)                                 The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A or to Party B.

(e)                                  The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or to Party B.

(f)                                    Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:-

(i)                                     Market Quotation will apply.

(ii)                                  The Second Method will apply.

(g)                                 “Termination Currency” means United States Dollars.

(h)                                 Additional Termination Events will apply. Each of the following shall constitute an Additional Termination Event:

(i)                                     Acceleration of the Notes or Liquidation of the Trust Estate. It shall be an Additional Termination Event with Party B the sole Affected Party and with Party A and Party B having the right to elect to terminate any Transaction (1) following an “Event of Default” under Section 5.1(i) or (ii) of the Indenture, and relating to a failure to pay any Class A Note, which event has resulted in an acceleration of any of the Class A Notes; provided such acceleration has not been rescinded and annulled pursuant to the Indenture, or (2) upon a liquidation of the Trust Estate (or any partial liquidation thereof) pursuant to Section 5.4 of the Indenture.  In such event, either Party A or Party B may, by not more than 20 days notice to the other party and provided such Additional Termination Event is continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.  If an event or circumstance which would constitute an Event of Default by Party A under this Agreement gives rise to an “Event of Default” under the Indenture, it will be treated as an Event of Default by Party A and not an Additional Termination Event.  If an “Event of Default” under the Indenture occurs while an Event of Default occurs with respect to Party B as the Defaulting Party hereunder, then such event will be treated as an Event of Default by Party B hereunder, with Party B as the Defaulting Party, and not as an Additional Termination Event.

(ii)                                  Amendments Made Without Consent of Party A.  It shall be an Additional Termination Event if any amendment and/or supplement to the Indenture (or any other Basic Document) is made without the prior written consent of Party A (such consent not to be unreasonably withheld), if such amendment and/or supplement would: (a) adversely affect any of Party A’s rights or obligations under this Agreement; or (b) adversely modify the obligations of, or adversely impact the ability of, Party B to fully perform any of Party B’s obligations under this Agreement.  In connection with such Additional Termination Event, Party B shall be the sole Affected Party.

(iii)                               Swap Disclosure Event.  Party A agrees and acknowledges that certain filings are required under Regulation AB under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Regulation AB”), to disclose certain financial information regarding Party A or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and Counterparty, as calculated from time to time in accordance with Item 1115 of Regulation AB.   It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Business Day after the date hereof, Party A is requested to provide the applicable financial information described in Item 1115 of Regulation AB (such request to be based on a reasonable determination by Depositor, in good faith, that such information is required under Regulation AB) (the “Swap Financial Disclosure”).  If, upon the occurrence of a Swap Disclosure Event, Party A has not complied with the provisions set forth in the Disclosure Agreement (as defined below), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.  Party B agrees to cause a Form 15, suspending Party B’s requirement to file reports with the SEC pursuant to the Exchange Act, to be filed upon Party B’s eligibility to so file as set forth in the Indenture and agrees to notify Party A upon such filing.  Following the filing of such Form 15 and any required Exchange Act reports subsequent thereto, Party A shall have no further obligation to provide the foregoing information.  “Disclosure Agreement” shall mean that certain Indemnification and Disclosure Agreement, dated as of September 7, 2006, between CNH Capital Receivables LLC, as depositor, and Bank of America, N.A., as swap provider.

(i)                                     Downgrade of Party A.  If a Ratings Event (as defined below) shall occur and be continuing with respect to Party A, then Party A shall use reasonable efforts to transfer, at its own expense, Party A’s rights and obligations under the Agreement and all Confirmations to another party, subject to satisfaction of the Rating Agency Condition (as defined below).  Unless such a transfer by Party A has occurred within 20 Business Days after the occurrence of a Ratings Event, Party B shall demand that Party A post Eligible Collateral (as designated in the approved Credit Support Annex), to secure Party A’s exposure or potential exposure to Party B, and such Eligible Collateral shall be provided in accordance with a Credit Support Annex to be attached hereto and made a part hereof within 10 Business Days of Party B’s demand therefor.  The Eligible Collateral to be posted and the Credit Support Annex to be executed and delivered shall be subject to the Rating Agency Condition.  The Value of the Eligible Collateral to be posted at any time shall be equal to the greater of (a) the sum of Secured Party’s Exposure for that Valuation Date (as defined in the approved Credit Support Annex)

plus the product of the Notional Volatility Buffer multiplied by the Notional Amount and (b) zero.  Valuation and posting of Eligible Collateral shall be made weekly.   If Party A posts Eligible Collateral, Party A shall deliver to Standard & Poor’s Rating Service or any successor thereto (“S&P”), within 30 days of the Ratings Event, an enforceability opinion, in form and substance satisfactory to S&P, to the effect that the Eligible Collateral will be available to Party B in a timely manner in the event of a bankruptcy or insolvency of Party A.  Notwithstanding the addition of the Credit Support Annex and the posting of Eligible Collateral, Party A shall continue to use reasonable efforts to transfer its rights and obligations to an acceptable third party; provided, however, that Party A’s obligations to find a transferee and to post Eligible Collateral under such Credit Support Annex shall remain in effect only for so long as a Ratings Event is continuing with respect to Party A.

For the purpose of this Part 1(i), a “Ratings Event” shall occur with respect to Party A (i) if the long-term and short-term senior unsecured deposit ratings of Party A cease to be at least A and A-1 by S&P or at least A and F-1 by Fitch Ratings or any successor thereto (“Fitch”) or (ii) with respect to Moody’s Investors Service, Inc. or any successor thereto (“Moody’s”), (A) if Party A has both a long term and short term unsecured senior deposit rating by Moody’s and either rating is withdrawn or downgraded below A1 or P-1, respectively, or (B) if Party A has only a long term unsecured senior deposit rating and such rating is withdrawn or downgraded by Moody’s below Aa3.  “Rating Agency Condition” has the meaning specified in the Indenture defined in Part 1 of this Schedule.  For the purpose of this Part 1(i), “Notional Volatility Buffer” shall mean (i) 3.25% if the Affected Transaction has a maturity of up to 5 years, (ii) 4.00% if the Affected Transaction has a maturity greater than 5 years up to 10 years, and (iii) 4.75% if the Affected Transaction has a maturity of greater than 10 years.

Notwithstanding the foregoing covenants, the failure by Party A to post Eligible Collateral in accordance herewith or to use reasonable efforts to transfer its rights and obligations hereunder shall not constitute an Event of Default or Termination Event under the Agreement.  In addition, if Party A’s long-term senior unsecured deposit rating by S&P ceases to be at least ‘BBB-’ then Party A must, within ten (10) Business Days, transfer this Agreement (while collateralizing any Exposure to Party B) and the Transaction, at Party A’s own expense, to a counterparty that satisfies the Rating Agency Condition, to whom all of Party A’s interests and obligations under this Agreement shall be assigned at no cost to Party B, and following which Party A shall be released from all further obligations under this Agreement.  Party A’s failure to comply with this provision shall be an Additional Termination Event with Party A as the sole Affected Party.

Part 2.  Tax Representations

(a)                                  Payer Representations.  For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under

Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)                                 Payee Representations.  For the purpose of Section 3(f) of this Agreement, Party A and Party B make the following representations:-

(i)                                     The following representation applies to Party A:

Party A is a national banking association organized under the laws of the United States.

(ii)                                  The following representation applies to Party B:

Party B is a statutory trust organized under the laws of Delaware.

Part 3.  Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents as applicable:-

(a)                                  Tax forms, documents or certificates to be delivered are:-

Party Required to deliver Document	Form/Document/Certificate	Date by which to Delivered
Party B	An executed U.S. Internal Revenue Service Form W-9 (or any successor thereto)

(i) Before the first Payment Date under this Agreement, (ii) promptly upon reasonable demand by Party A and (iii) promptly upon learning that any such form previously provided to Party A has become obsolete or incorrect.

(b)                                 Other documents to be delivered are:

Party Required to deliver Document	Form/Document/Certificate	Date by which to be Delivered	Covered by Section 3(d) Representation
Party B	Credit Support Document specified in Part 4 of the Schedule, such Credit Support Document being duly executed.	Concurrently with the execution of this Agreement.	Yes

Party A/Party B	Incumbency certificate or other documents evidencing the authority of the party entering into this Agreement or any other document executed in connection with this Agreement.	Concurrently with the execution of this Agreement or of any other documents executed in connection with this Agreement.	Yes

Party B	Certified copy of each report delivered under the Indenture and/or any other Basic Document.	Upon availability.	Yes

Party B	Legal opinion(s) from counsel for Party B (or other acceptable counsel(s)) concerning enforceability and related matters, acceptable to Party A.	Concurrently with the execution of this Agreement.	No

Party A	Legal opinion(s) from counsel for Party A (or other acceptable counsel(s)) concerning enforceability and related matters, acceptable to Party B.	Concurrently with the execution of this Agreement.	No

Part 4.  Miscellaneous

(a)                                  Addresses for Notices: For the purpose of Section 12(a) of this Agreement:-

(i)                                    Addresses for notices or communications to Party A: -

Bank of America, N.A.

Sears Tower

233 South Wacker Drive, Suite 2800

Chicago, Illinois 60606

Attention:  Swap Operations

Telephone No.:  312-234-2732

Facsimile No.:   866-255-1444

with a copy to:

Bank of America, N.A.

100 N. Tryon St., NC1-007-13-01

Charlotte, North Carolina 28255

Attention:   Global Markets Trading Agreements

Facsimile No.:   704-386-4113

(ii)                                  Address for notices or communications to Party B:-

c/o The Bank of New York

101 Barclay Street, Floor 8W

New York, New York 10286

Attention:  Corporate Trust Administration - ABS Unit

With a copy to:

CNH Capital America LLC

100 South Saunders Road

Lake Forest, Illinois 60045

Attention:  Financial Risk Management/Treasury

Telephone No.: 847-955-3945

Facsimile No.:  847-955-4938

(For all purposes)

(b)                                 Process Agent.  For the purpose of Section 13(c):-

Party A appoints as its Process Agent:     Not Applicable.

Party B appoints as its Process Agent:     Not Applicable.

(c)                                  Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)                                 Multibranch Party.  For the purpose of Section 10(c) of this Agreement:-

Party A is a Multibranch Party and may act through its Charlotte, North Carolina, Chicago, Illinois, San Francisco, California, New York, New York, Boston, Massachusetts or London, England Office, or such other Office as may be agreed to by the parties in connection with a Transaction.

Party B is not a Multibranch Party.

(e)                                  Calculation Agent. The Calculation Agent is Party A.

(f)                                    Credit Support Document. Details of any Credit Support Document:-

Credit Support Document means in relation to Party A:                                           Credit Support Annex, if required pursuant to Part 1(i) hereof.

Credit Support Document means in relation to Party B:                                             The Indenture.

(g)                                 Credit Support Provider.

Credit Support Provider means in relation to Party A: Not Applicable.

Credit Support Provider means in relation to Party B: Not Applicable.

(h)                                 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof (excepting for the avoidance of doubt Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(i)                                     Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply.

(j)                                     “Affiliate” will have the meaning specified in Section 14 of this Agreement.

Part 5.  Other Provisions

(1)                                  Representations. Section 3(a)(iii) is hereby amended by inserting the words “or investment policies, or guidelines, procedures, or restrictions” immediately following the word “documents”.

(2)                                  Financial Statements.  Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period:

“or, in the case of financial statements, a fair presentation of the financial condition of the relevant party”.

 (3)                               Additional Representations.  For purposes of Section 3, the following shall be added, immediately following paragraph (f) thereto:

(g)                               It is an “eligible contract participant” within the meaning of Section 1(a)(12) of the Commodity Exchange Act, as amended.

(h)                                 It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

(i)                                     It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

In addition, the parties each represent (which representations will be deemed to be repeated on each date on which a Transaction is entered into) that:

(j)                                     Non-Reliance.  Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into or amended, extended or otherwise modified) that it is acting for its own account, and has made its own independent decisions to enter into this Agreement and any Transaction hereunder and as to whether this Agreement and any Transaction hereunder is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement or any Transaction hereunder, it being understood that information and explanations related to the terms and conditions of this Agreement and any Transaction hereunder shall not be considered investment advice or a recommendation to enter into this Agreement or any Transaction hereunder.  No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction hereunder.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of any Transaction hereunder.  It is also capable of assuming, and assumes, the risks of any Transaction hereunder.

(4)                                  Method of Notice.  Section 12(a)(ii) of this Agreement is deleted in its entirety.

(5)                                  Set-off. Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, as a result of an Event of Default or Additional Termination Event or otherwise, all payments under this Agreement will be made without setoff or counterclaim.

(6)                                  Escrow.  If by reason of the time difference between the cities in which payments are to be made, it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may, at its option and in its sole discretion, notify the other party that payments on that date are to be made in escrow.  In this case, deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instruction (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it in escrow.  The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason, other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(7)                                  Telephone Recording.  Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction and (ii) agrees that such recordings may be submitted in evidence in any Proceedings relating to this Agreement.

(8)                                  Waiver of Jury Trial.  Each Party hereby irrevocably waives any and all right to trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or any Transaction contemplated hereunder.

(9)                                  Definitions.  Capitalized terms used within this Agreement or in the Confirmations to the Transaction but not defined herein or therein shall have the meanings assigned to such terms in the Indenture.

(10)                            Additional Acknowledgments and Agreements of the Parties.

(a)                                  No Amendment without Prior Confirmation by Rating Agencies.  Section 9(b) of this Agreement is hereby amended by adding the following at the end of such Section:  “, and unless the Rating Agencies confirm that such amendment will not cause the reduction, suspension or withdrawal of the then current rating on any of the Notes, unless such amendment clarifies any term or provision, corrects any inconsistency, cures any ambiguity, or corrects any typographical error in the Agreement (in which case copies of such proposed amendment will be provided to the Rating Agencies prior to the effectiveness of such amendment).”

(b)                                 Consent by Party A to Amendments to Certain Documents.  Notwithstanding anything to the contrary in any Basic Document, before any amendment or supplement is made to the Indenture, the Sale and Servicing Agreement and/or any other Basic Document which would adversely affect any of Party A’s rights or obligations under this Agreement (or adversely modify the obligations of, or adversely impair the ability of, Party B to fully perform any of Party B’s obligations under this Agreement) Party B shall provide Party A with a copy of the proposed amendment or supplement and shall obtain the written consent of Party A (which consent shall not be unreasonably withheld) to such amendment or supplement prior to its adoption, as well as satisfaction of the Rating Agency Condition.

(11)                            Limited Transactions.  Party A and Party B each agrees and acknowledges that the only Transaction that is or will be governed by this Agreement is the Transaction evidenced by the Confirmation dated the date hereof.

(12)                            Notices to Noteholders.  Party B shall provide Party A with copies of all notices given to the holders of the Notes, and upon request, shall provide Party A with any other notices which could be requested by the holders of the Notes.

(13)                            Further Representations of Party B:

(a)                                  The Class A-4 Notes are rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch as to the timely payment of interest and principal and without regard to third party credit enhancement.

(b)                                 Party B is a statutory trust validly existing under the laws of Delaware.

(c)                                  All conditions precedent to the issuance of the Notes under the Indenture have been satisfied.

(d)                                 Each of the Basic Documents to which it is a party has been duly authorized, executed and delivered by it.

(e)                                  Assuming the due authorization, execution and delivery thereof by the other parties thereto, each of the Indenture and the other Basic Documents to which Party B is a party constitutes the legal, valid and binding obligations of Party B, enforceable against Party B in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws or legal principles affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(f)                                    The Indenture and the other Basic Documents to which Party B is a party are in full force and effect on the date hereof and there have been no amendments or waivers or modifications of any of the terms thereof since the original execution and delivery of the Indenture and the other Basic Documents to which Party B is a party, except such as may have been delivered to Party B.

(g)                                 To the best of its knowledge, no event of default (or event which would, with the passage of time or the giving of notice (or both) constitute an event of default) has occurred and is continuing under any of the Basic Documents to which Party B is a party.

(h)                                 The purchase, holding and transfer of the Class A-4 Notes will, throughout the term of this Agreement, be prohibited to any person who cannot make the following deemed representation:  Either (a) it is not an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity deemed to hold “plan assets” of any of the foregoing or a “governmental plan” as defined in Section 3(32) of ERISA that is subject to any law substantially similar to ERISA or Section 4975 of the Code or (b) the acquisition and holding of the Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar applicable law.

(14)                            Transfer.  (a)  Party A consents to the pledge and assignment by Party B of Party B’s rights hereunder to the Indenture Trustee pursuant to the Indenture.  (b) Party A may transfer or assign its rights and obligations under this Agreement to any entity so long as the Rating Agency Condition is satisfied.

(15)                            USA PATRIOT Act Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

(16)                            Non-Petition.  Party A hereby agrees that it will not, prior to the date which is one year and one day after all Class A Notes issued by Party B pursuant to the Indenture have been paid in full, acquiesce, petition or otherwise invoke or cause Party B to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against Party B under any federal or state bankruptcy, insolvency or similar law or for the purpose of appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Party B or any substantial part of the property of Party B, or for the purpose of ordering the winding up or liquidation of the affairs of Party B.  Nothing herein shall prevent Party A from participating in any such proceeding once commenced.

(17)                            Limited Recourse.  (a) The obligations of Party B under this Agreement are limited recourse obligations of Party B, payable solely from the Trust Estate (as such term is defined in the Indenture), subject to and in accordance with the terms of the Indenture, and, following realization of the Trust Estate, any claims of Party A against Party B shall be extinguished.  It is understood that the foregoing provisions shall not (i) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate (subject to the priority of payments set forth in the Indenture) or (ii) constitute a waiver, release or discharge of any obligation of Party B arising under this Agreement until the Trust Estate have been realized and the proceeds applied in accordance with the Indenture, whereupon any outstanding obligation of Party B under this Agreement shall be extinguished.

(b)  It is expressly understood and agreed by the parties hereto that (i) this Agreement and each Transaction entered into pursuant to this Agreement is entered into by The Bank of New York, not individually or personally but solely as Trustee of the CNH Equipment Trust 2006-B (the “Trust”) in the exercise of the powers and authority conferred and vested in it, (ii) the representations, undertakings and agreements herein made on the part of the Trust are made and intended not as personal representations, undertakings and agreements by the Trustee, but are made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability on the Trustee on the part of the Trust, individually or personally, to perform any covenant either expressed or implied herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any Persons claiming by, through or under such parties, and (iv) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement; provided, however, that in each case the Trustee shall be liable in its individual capacity for its own willful misconduct, fraud and/or negligence.

(18)                            Incorporation of Disclosure Agreement Terms. Party B shall be a third party beneficiary of the Disclosure Agreement.

IN WITNESS WHEREOF the parties have executed this document as of the date specified on the first page of this document.

	BANK OF AMERICA, N.A.	CNH EQUIPMENT TRUST 2006-B

By: THE BANK OF NEW YORK, not in its individual capacity, but solely as Trustee

/s/Roger Heintzelman		/s/Catherine Murray
Name:	Roger Heintzelman	Name:	Catherine Murray
Title:	Senior Vice President	Title:	Assistant Vice President
Date:	September 19, 2006	Date:	September 19, 2006